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Exhibit 99.4


      MIV THERAPEUTICS DRUG-ELUTING STENT COATING ACHIEVES NSERC MILESTONE


SEPT. 24, 2003 VANCOUVER, BC


MIV Therapeutics Inc. (MIVT:OTCBB & MIV:BE) has received a mid-point milestone interim progress report from the University of British Columbia (UBC) on the development of its proprietary HAp (hydroxyapatite) multi-layer coating with drug-eluting capabilities. The program, entitled "Functionally Gradient Calcium Phosphate Coatings for Stents" is conducted jointly by the University of British Columbia and MIVI Technologies Inc., a wholly-owned subsidiary of MIV Therapeutics, Inc under the Collaborative Research and Development (CRD) grant received from the Natural Sciences and Engineering Research Council of Canada (NSERC).


PROGRAM ACHIEVEMENTS

     o    Reproducible deposition of sub-micron HAp coatings

     o    Integrity of sub-micron coating upon expansion

     o    Suitability of porous coating for drug encapsulation

Dr. Tom Troczynski, MIVT's Vice President of Coatings and an internationally recognized expert on ceramic coatings summarized: "We have achieved the objectives for the first half of the 1-year R&D NSERC program. This component focused on the evaluation of the mechanical properties of HAp thin films including resistance to deformation, adhesion properties, strain tolerance and surface preparation. The research work on multi-layer coating applications is progressing on schedule. Our deposition methods have shown promising results with respect to nano-porosity and drug encapsulation for drug-eluting stents."

President and CEO Alan Lindsay stated, " We are very pleased with the progress of our research and development work. Achieving this milestone further endorses the company's belief that our coating is the next generation technology with the potential to become the ideal coating for Stent Delivery Systems. The industry is seeking cost-effective solutions for the problem of restenosis (re-narrowing of coronary arteries after angioplasty) and we intend to provide those solutions with our technologies. Our technology successfully passed animal trials on our unique bio-compatible nano-film coating on both stainless steel and cobalt-chromium stents. The trials were independently conducted by the Toxicon Corporation to evaluate thrombogenicity (blood clotting) in coronary blood vessels. These results have provided us with important scientific data that paves the way toward the commercialization of drug-eluting solutions as well as an affordable single-layer, non-drug eluting coating with anti-restenotic properties".

Vice President Operations, Arc Rajtar, commented: "Our collaboration with UBC has opened several doors for the further development of the unique properties of HAp. The MIVT engineering team is complementing UBC's scientific research with the development of our Engineered Drug Eluting SystemO (EDES). The EDES is a customizable drug eluting profile based on our multi-layer HAp coating that can be individually tailored to suit patient needs. We are encouraged by the progress our collaborative team has made. The outcomes of the first half of the NSERC program we started in November 2002 have been positive and we are on track to complete our program objectives."


ABOUT THE UNIVERSITY OF BRITISH COLUMBIA (UBC)

UBC, located in the Pacific Rim gateway of Vancouver, Canada, ranks in the top 10 of North American universities in technology licensing and commercialization, and generates more U.S. patent applications than any other Canadian public institution.


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ABOUT MIV THERAPEUTICS

MIV Therapeutics is developing a "next generation" line of advanced biocompatible stent coatings and therapeutics for stent-based drug-delivery systems. The Company has completed development of a line of proprietary coronary stents for use in angioplasty procedures and is in late-stage development of its HAp (hydroxyapatite) stent coating technology, licensed from the University of British Columbia. In addition, MIVT's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and applicable GMP requirements and is capable of private label manufacturing and out sourcing.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "BELIEVE", "WILL", "INTEND", "SIGNIFICANT", "POSITIVE", "FEEL", "PROMISING", "SHOULD", "PROMISING", "ENCOURAGED" AND
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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER
MATERIALLY FROM THOSE DESCRIBED IN FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM
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RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE
FORWARD-LOOKING STATEMENTS.